Exhibit 99.1

News Release

From:	Sanchez Computer Associates, Inc.	For Immediate Release
40 Valley Stream Parkway
Malvern, PA 19355 USA

Contacts:	Todd Pittman	Greg Ryan
	Chief Financial Officer	Investor Relations Officer
	Tel: 1-610-578-4100	Tel: 1-610-578-4252
	Fax 1-610-296-7371	Fax 1-610-296-7371
	todd.pittman@sanchez.com	greg.ryan@sanchez.com

Sanchez Hits Revenue Range for Second Quarter 2003;
Reports Loss of $0.01

MALVERN, Pa., July 29, 2003 — Sanchez Computer Associates Inc. (Nasdaq: SCAI) today announced the company posted quarterly revenues of approximately $24.0 million and a loss per share of $0.01 for the second quarter ended June 30, 2003.  The company’s second quarter forecast called for a revenue range of $23 million to $25 million and earnings per share of approximately $0.01.

Comparing second quarter 2003 to second quarter 2002, revenue rose approximately 8 percent to $24.0 million from $22.3 million.  Comparing the company’s key revenue lines, second quarter product revenue increased approximately 121 percent from $2.8 million in 2002 to $6.3 million.  Contributing to 2003’s second quarter product revenue was license revenue recognized from two of the company’s major implementation projects – Krung Thai Bank in Thailand and Scotiabank in Canada, the inclusion of results from the company’s Wealth Management Division (acquired in 2002’s third quarter), and the accretion of previously deferred license revenue.

Second quarter 2003 processing revenue of $4.6 million, generated from Sanchez’s Outsourcing Division, increased slightly from 2002’s second quarter processing revenue of $4.5 million.  Processing revenue also remained consistent on a consecutive quarter basis.  While account volumes on the outsourcing platform continue to grow, the majority of the client institutions process within their minimum account volume thresholds and are charged monthly minimum processing fees.  During the

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40 Valley Stream Parkway  •  Malvern, PA 19355  •  1-610-296-8877  •  FAX 1-610-296-7371

E-mail: info@sanchez.com  •  Web: http://www.sanchez.com

Sanchez 2Q03 Operating Results      7/29/03

second quarter, The Charles Schwab Corporation successfully launched Charles Schwab Bank, N.A. on Sanchez’s outsourcing platform.

Services revenue declined by approximately 27 percent from $9.2 million to $6.7 million second quarter over comparative second quarter, while software maintenance fees and other revenue increased approximately 22 percent from $4.3 million to $5.2 million quarter over comparative quarter.  Service revenue, generated by Sanchez’s Global Services Division, fell during the second quarter primarily as a result of decisions made by clients to delay anticipated service projects.

To improve its future margin performance on its processing and services lines, and reduce operating expenses in its product development and product support lines, the company continues to respond to global market conditions with cost containment initiatives, including the increased use of offshore resources for product development, testing, implementation and custom services.  Services margins, which reached 36 percent in the second quarter of 2002, decreased to 18 percent in the second quarter of 2003.  Processing margins increased comparable quarter over quarter from 10 percent to 12 percent.

The company posted a net loss of $383,000, or $0.01 per share, for 2003’s second quarter compared to net earnings of $230,000, or $0.01 per share, recorded in 2002’s second quarter.  Contributing to 2003’s second quarter loss was a pre-tax restructuring charge, attributed primarily to the relocation of the company’s European headquarters from Chester, U.K., to Amsterdam, Netherlands, of $316,000.

Based on the company’s divisional unit reporting structure, implemented in 2003’s first quarter, the company’s Banking Solutions Division reported revenue of $9.1 million, which was composed primarily of software license, enhancement, and maintenance fees derived from banking products.  The Wealth Management Division reported revenue of $3.0 million, which was composed primarily of software license, enhancement, and maintenance fees derived from wealth management products.  Acquired in July 2002, the Wealth Management Division’s results have been included in the company’s consolidated statements beginning with 2002’s third quarter.  The Outsourcing Division reported revenue of $5.8 million, which was composed of fees generated from processing and services conducted for clients using the outsourcing platform.  The Global Services Division reported revenue of $5.0 million, which was composed of fees related to banking implementations, product customization projects, training, project management and consulting.

Sanchez’s cash position at June 30 remained strong at $31.6 million.  The company’s days sales outstanding as of June 30 dropped to 54 from 71 as of March 31.

The company’s business backlog at June 30 was $87.2 million.  Also at June 30, the company had a balance of $26.1 million in net SAB No. 101 (SAB) deferred product and services revenue and a deferred margin balance of $7.5 million.  SAB deferred product and services revenue is part of the company’s future revenue stream and is included in the company’s backlog of business.  SAB deferred revenue, unrecognized license fees, maintenance contracts, and recurring processing revenue from outsourcing contracts enhance the company’s visibility on future revenues.

2Q03 Highlights

Company highlights for 2003’s second quarter included the launch of First Mortgage KFT using Sanchez Profile™ as the world’s first retail core bank processing application to run on the Linux operating system.  In addition to announcing Charles Schwab Bank, N.A. as an outsourcing client, Sanchez announced two additional clients went live with Sanchez banking solutions.  In May, ING Direct U.K. launched its direct savings business on the Sanchez Profile core bank processing solution.  In addition to the United Kingdom, ING Direct banks use Sanchez solutions in Canada, Spain, France, Italy, and the United States.  Also during the quarter, Sumitomo Mitsui Banking Corporation (SMBC), the world’s third largest banking institution, migrated its Paris corporate banking operations to a Sanchez Profile solution.  The migration of the Paris operation marks SMBC’s fifth Sanchez Profile implementation, which includes corporate banking operations in New York, London, Brussels, and Los Angeles.

Adjusted Forecast

Although the company hit its revenue range for the first half of the year, and is positioned to show year-over-year revenue growth, certain initiatives with new and existing customers have been delayed.  As a result, the company has adjusted its second half targets to reflect current expectations.  For 2003’s third quarter, the company forecasts a revenue range of $25 million to $28 million with an estimated earnings range of $0.02 to $0.05 per share.  In addition, management has adjusted the company’s 2003 annual forecast and estimates its annual revenues to grow to a range of $98 million to $103 million.  The company estimates annual earnings in a range of $0.06 to $0.12 per share.

Conference Call Information

For listen-only access to the second quarter conference call, please call the toll-free conference number, 800-223-9488, by 4:50 p.m. EDT, and reference the conference ID — “Sanchez.”  Alternatively, to listen to the call on the Web, go to the Sanchez Web site, http://www.sanchez.com, and click on the link provided on the home page.  Please do this at least 15 minutes prior to the call (4:45 p.m. EDT) to register, download and install any necessary audio software.  For those who cannot listen to the live Web broadcast, it will be posted on the company’s Web site two hours after the call is completed and will remain on the site through August 29.  A telephone replay will be available two hours after the conference call through August 12, and can be accessed by calling toll-free: 800-839-4198.  In addition, a transcript of the conference call will be available 48 hours later and will be posted on the company’s Web site.

About Sanchez

Sanchez Computer Associates Inc. (Nasdaq: SCAI), headquartered in Malvern, Pa., is a global leader in developing software and services that provide banking, securities, customer integration, wealth management, and outsourcing solutions to nearly 400 financial institutions in 22 countries.  For more information, visit www.sanchez.com.

This news release contains forward-looking statements about Sanchez and may include, without limitation, statements concerning Sanchez’s expectations that may impact the company’s performance.  When used in this news release, the words “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and variations of these words and similar expressions are intended to identify forward-looking statements.  Such statements are subject to risks and uncertainties.  Actual outcomes could differ materially from those expressed in any such forward-looking statement due to a variety of factors including those identified in the company’s Form 10-K for 2002, which was filed with the SEC on March 31, 2003, and other Sanchez filings with the Securities and Exchange Commission.  The company assumes no obligation to update any forward-looking statements.  Sanchez and Sanchez Profile are trademarks of Sanchez Computer Associates Inc.  All other company and product names may be trademarks of their respective organizations.

SANCHEZ COMPUTER ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	June 30, 2003	December 31, 2002
	(unaudited)

Cash and cash equivalents	$31,567	$32,717
Accounts receivable, net	11,621	12,993
Contracts in process	2,802	4,851
Deferred product and service expense	10,783	8,343
Other current assets	7,773	7,092
Total current assets	64,546	65,996

Property and equipment, net	4,639	5,528
Deferred product and service expense	7,773	11,496
Goodwill and intangibles, net	35,866	32,350
Other non-current assets	5,573	5,727
Total assets	$118,397	$121,097

Deferred product and service revenue	$25,024	$22,804
Other current liabilities	11,361	13,388
Total current liabilities	36,385	36,192

Deferred product and service revenue	10,702	18,150
Minority interest	190	209
Shareholders’ equity	71,120	66,546
Total liabilities and shareholders’ equity	$118,397	$121,097

Note: Certain amounts have been reclassified to conform to the current presentation.

SANCHEZ COMPUTER ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except for per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Products	$6,263	$2,831	$11,961	$6,681
Services	6,738	9,179	13,296	14,870
Processing	4,641	4,537	9,280	9,092
Software maintenance fees & other	5,199	4,273	10,280	8,143
Reimburseables	1,199	1,512	2,228	2,872
Total revenues	24,040	22,332	47,045	41,658

Operating expenses:
Product development	5,232	3,886	10,454	6,894
Product support	1,688	1,378	3,274	2,765
Services	5,544	5,895	10,723	9,154
Processing	4,064	4,092	7,741	8,148
Sales and marketing	3,603	2,630	6,825	6,362
General, administrative & other	3,012	3,148	5,685	5,538
Customer reimbursements	1,199	1,512	2,228	2,872
Restructuring charge	316	—	316	—
Total operating expenses	24,658	22,541	47,246	41,733

Loss from operations	(618)	(209)	(201)	(75)
Interest income, net	74	552	152	743
Gain on investment	—	—	156	—
Foreign exchange	1	—	(206)	—
Earnings (loss) before income taxes	(543)	343	(99)	668
Income tax provision (benefit)	(160)	113	(51)	220

Net earnings (loss)	$(383)	$230	$(48)	$448

Basic earnings (loss) per average common share	$(0.01)	$0.01	$0.00	$0.02

Diluted earnings (loss) per average common share	$(0.01)	$0.01	$0.00	$0.02

Weighted-average common shares outstanding	26,799	26,010	26,775	26,003

Weighted-average common and dilutive shares outstanding	26,799	26,144	26,775	26,146

Note: Certain amounts have been reclassified to conform to the current presentation.

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